Exhibit 10.15

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AMENDED AND RESTATED ENERGY TRANSFER LP
ANNUAL BONUS PLAN
Effective as of January 1, 2023

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Annual Bonus Plan

AMENDED AND RESTATED ENERGY TRANSFER LP
ANNUAL BONUS PLAN

1.Purpose. The purpose of this Plan is to motivate management and the employees who perform services for the Partnership and/or its affiliates and subsidiaries to earn annual cash awards through the achievement of performance and target goals.

2.Definitions. As used in this Plan, the following terms shall have the meanings herein specified:

2.1Actual Results means the dollar amount of Adjusted EBITDA, Distributable Cash Flow, Departmental Budget or other applicable financial measure specified for the Budget Target(s) for a Plan Year actually achieved for such Plan Year as determined by the Partnership following the end of such Plan Year.

2.2Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization adjusted for non-cash compensation and extraordinary costs, including but not limited to transactional costs.

2.3Annual Bonus means the cash bonus paid to an Eligible Employee for the Plan Year.

2.4Annual Target Bonus means, for an Eligible Employee, a percentage of such Eligible Employee’s Eligible Earnings, and shall be dependent on a number of factors which may include but are not limited to an employee’s position title, job responsibilities, and reporting level within the Partnership. The Partnership may, but is not required to, specify a specific range for an Eligible Employee at any time prior to or during a Plan Year; provided that any such range may be adjusted from time to time or at any time in the Partnership’s sole discretion, including for the applicable Plan Year.

2.5Annual Target Bonus Pool means, for a Plan Year, the Target Bonus of the Eligible Employees of the Partnership or one its employing affiliates for that Plan Year.

2.6Board means the Board of Directors of the Company.

2.7Bonus Pool Payout Factor means the multiplier factor applied to the Annual Target Bonus Pool to determine the Funded Bonus Pool for the applicable Plan Year. The payout is determined by the comparison of the Budget Target(s) for the Plan Year to Actual Results. General guidelines for the Budget Target and the Bonus Pool Payout Factor associated with such Budget Target for a Plan Year are set forth below, but each are subject to the sole discretion of the Compensation Committee. The Bonus Pool Payout Factor for purposes of the Plan shall be adjusted each Plan Year based on the specific allocation of Annual Target Bonus Pools to each of the specified Budget Target(s). Such allocations of each Budget Target to the total Annual Bonus Pool shall be determined on an annual basis by the Compensation Committee. For 2023, the Adjusted EBITDA Budget Target shall comprise 60% of the total Annual Target Bonus Pool, the Distributable Cash Flow Budget Target shall comprise 25% of the total Annual Target Bonus Pool and the Departmental Budget Target shall comprise the remaining 15% of the total Annual Target Bonus Pool. While the Funded Bonus Pool will reflect an aggregation of performance under each Bonus Pool Payout Factor the performance of Adjusted EBITDA Budget Target shall drive calculation of the Bonus Pool, as no other targets shall be considered unless the Adjusted EBITDA Target results is at least 80% of its Budget Target.

Annual Bonus Plan

Adjusted EBITDA Performance Target Payout Factor Guidelines

% of Budget Target	Bonus Pool Payout Factor
>110	1.35x
107 - 110	1.30x
105 – 107	1.25x
103 – 105	1.20x
101 – 103	1.10x
95.0 - 101	1.00X
90.0 – 94.9	.90x
85.0 - 89.9	.85x
80 – 84.9	.75x
< 80.0	.0x

Distributable Cash Flow Performance Target Payout Factor Guidelines

% of Budget Target	Bonus Pool Payout Factor
>110	1.35x
107 - 110	1.30x
105 – 107	1.25x
103 – 105	1.20x
101 – 103	1.10x
95.0 - 101	1.00X
90.0 – 94.9	.90x
85.0 - 89.9	.85x
80.0 – 84.9	.75x
< 80.0	.0x
Annual Bonus Plan

Departmental Budget Target Payout Factor Guidelines

% of Budget Target	Bonus Pool Payout Factor
0.0-101	1.00x
101.0-105.9	.90x
106.0 – 110.9	.70x
111.0-114.9	.50x
>115	.0x

2.8Budget Target means the specific dollar amount of Adjusted EBITDA, Distributable Cash Flow, total Departmental Budget and/or other financial measure(s) established by the Compensation Committee for the Partnership for a Plan Year.

2.9Company means LE GP, LLC, a Delaware limited liability company. The term “Company” shall include any successor to LE GP, LLC, any subsidiary or affiliate thereof that has adopted the Plan, or any entity succeeding to the business of LE GP, LLC, or any subsidiary or affiliate, by merger, consolidation, liquidation, or purchase of assets or equity, or similar transaction.

2.10Compensation Committee means the Compensation Committee of the Company’s Board.

2.11Departmental Budget means the specific dollar amount of general and administrative expenses (i.e. operating budget) or operating and maintenance expenses set for each department of Partnership and its subsidiaries. In the case where a department head oversees multiple departments the Departmental Budget shall be the total aggregate budget for all of his/her departments.

2.12Distributable Cash Flow means net income, adjusted for certain non-cash items, less maintenance capital expenditures.

2.13Eligible Earnings means the aggregate regular earnings plus overtime earnings, if any, received by an Eligible Employee during the Plan Year. For the avoidance of doubt, neither distribution payments or distribution equivalent payments on any Partnership restricted common or restricted phantom units nor any other bonus or sign-on payments received by an Eligible Employee during the Plan Year shall be included in the calculation of Eligible Earnings for an Eligible Employee.

2.14Eligible Employee has the meaning set forth in Section 4 below.

2.15Funded Bonus Pool means the Annual Target Bonus Pool for a Plan Year multiplied by the applicable Bonus Pool Payout Factor for such Plan Year. The establishment and amount of a Funded Bonus Pool is 100% discretionary and subject to the final approval of and/or adjustment by the Compensation Committee. In addition, the Compensation Committee shall have the authority to set Funded Bonus Pool above the achieved results after calculating the Bonus Payout Factor or to set a Funded Bonus Pool below the achieved results after calculating the Bonus Payout Factor, including a reduction to 0%.

2.16Operational Safety Standards means the safety standards, training and requirements set forth on Exhibit A hereto, which operations based Eligible Employees are required to comply.

Annual Bonus Plan

2.17Partnership means Energy Transfer LP, a Delaware master limited partnership.

2.18Person means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.19Plan means the Partnership’s Annual Bonus Plan as set forth herein, as the same may be amended from time to time.

2.20Plan Year means the performance (calendar) year for the measurement and determination of the Budget Target and the calculation of Actual Results. Unless otherwise determined by the Compensation Committee, each Plan Year shall be the one year period commencing on January 1 and ending on December 31 of the calendar year.

3.Plan Guidelines and Administration. The administration of the Plan and any determination to approve a Funded Bonus Pool pursuant to the Plan are subject to the sole determination and discretion of the Compensation Committee. The Compensation Committee will review the Partnership’s performance results for the designated Plan Year, the Budget Target and Bonus Pool Payout Factor for each Plan Year and thereafter will determine, in consultation with the Company’s Chief Executive Officer and the Company’s Chief Human Resources Officer, whether or not and to what extent to approve the Funded Bonus Pool under the Plan. As noted in Section 2.15 above, the Committee reserves the right to determine to adjust up or down, at its discretion, the Funded Bonus Pool.

The Compensation Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer of the Company or his/her designee(s). The Compensation Committee or the person(s) to which administrative authority has been delegated (the Committee or such person referred to as the “Plan Administrator”) shall have the authority to interpret and construe any and all provisions of the Plan, including the establishment for any designated Plan Year or from time to time any Budget Targets, Budget Target guidelines, Bonus Pool Payout Factors and/or such other economic or performance factors as the Plan Administrator shall determine and whether and to what extent any such targets, guidelines or factors has been achieved. Any determination made by the Plan Administrator shall be final and conclusive and binding on all persons.

4.Eligible Employees. Subject to the discretion of the Compensation Committee and such other criteria as may be established by the Compensation Committee in general or for a particular Plan Year, all regular full-time employees providing services to the Partnership and its subsidiaries are eligible to participate in the Annual Target Bonus Pool for a Plan Year. No Eligible Employee shall be entitled to receive an Annual Bonus for a Plan Year unless he or she is actively employed by the Partnership or one of its employing affiliates on the date the Annual Bonus for such Plan Year is paid by the Company even if such payment date is after the Plan Year.

Notwithstanding the foregoing if an Eligible Employee becomes fully disabled, in the sole discretion of the Partnership, or dies after the completion of a Plan Year but prior to the payment of the Annual Bonus, such Eligible Employee or his/her estate, as applicable shall be eligible to receive such Eligible Employee’s Annual Bonus. Additionally, in a situation where an Eligible Employee is displaced as a result of a transaction and such transaction closes on or after December 31 of the Plan Year but prior to payment of the Annual Bonus, such Eligible Employee will be able to receive a bonus award even though he/she is not employed on the date of payment of the Annual Bonus.

Employees of Sunoco LP and its subsidiaries and USA Compression Partners, LP and its subsidiaries shall participate in the Sunoco GP LLC Annual Bonus Plan and the USA Compression Partners, LP Amended and Restated Annual Cash Incentive Plan, respectively and shall not be eligible to participate under this Plan.

5.Annual Bonus Payments for Eligible Employees. As soon as reasonably practicable following the end of the Plan Year, management of the Partnership will determine the Annual Target Bonus for each Eligible Employee. The Funded Bonus Pool from which Annual Bonuses are paid to Eligible Employees shall equal (a) the aggregate of the Annual Target
Annual Bonus Plan

Bonuses of all Eligible Employees multiplied by (b) the Bonus Pool Payout Factor for such Plan Year, as determined by the Compensation Committee after review of the performance results for the Plan year. The amount of the Annual Bonus for an Eligible Employee from the Funded Bonus Pool shall be determined in management’s sole discretion and shall be based on a number of factors including an employee’s performance, length of employment and such other factors as may be determined by management in its sole discretion, which factors may not be the same fall all Eligible Employees. Notwithstanding the foregoing, the Compensation Committee shall make determination of the Annual Bonus of all of the Partnership’s named executive officers and such other executive officers as may be determined from time to time.

In addition, operations based Eligible Employees shall be evaluated against the Operational Safety Standards set forth on Exhibit A and any deviation or failure to meet such Operational Safety Standards may result in a reduction of such Eligible Employee’s Annual Bonus Pool of up to 25%.

In no event, shall the aggregate amount of the Annual Bonus payments for the Plan Year exceed, in total, the Funded Bonus Pool for such Plan Year Notwithstanding any provision herein, funds allocated under this Plan for distribution to Eligible Employees is 100% discretionary.

6.Amendment and Termination. The Compensation Committee, at its sole discretion, may, without prior notice to or consent of any Eligible Employees, amend the Plan or terminate the Plan at any time and at all times.

7.Indemnification. Neither the Company, the Partnership or any of its and their participating affiliates, nor the Board, or the Compensation Committee, of the Company or any participating affiliate, nor any officer or employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board, the Compensation Committee and/or management of the Company or the Partnership shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

8.General provisions.

8.1Non-Guarantee of Employment or Participation in the Plan. Nothing contained in this Plan shall be construed as a contract of employment between the the Partnership and/or any of its affiliates and any employee of the Partnership or any of its employing affiliates, and nothing in this Plan shall confer upon any employee, including an Eligible Employee, any right to continued employment with the Partnership and/or any of its employing affiliates, or interfere with the right of the Company, the Partnership and/or its affiliate to terminate the employment, with or without cause, of an employee, including an Eligible Employee. Nothing in this Plan shall give any employee any right to participate in the Plan and/or to receive an Annual Bonus with respect to any Plan Year.

8.2Interests Not Transferable. No right, interest or benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

8.3Controlling Law. To the extent not superseded by federal law, the law of the State of Texas, without regard to the conflicts of laws provisions thereunder, shall be controlling in all matters relating to the Plan.

8.4Severability. If any Plan provision or any Annual Bonus award hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be
Annual Bonus Plan

construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

8.5No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and its Affiliates and an employee, including an Eligible Employee or any other person. The Plan shall constitute an unfunded mechanism for the Company to pay bonus compensation to participants from its general assets. No participant shall have any security or other interest in the assets of the Company.

8.6Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

8.7Tax Withholding. The Partnership and/or any participating employing affiliate may deduct from any payment otherwise due under this Plan to a Eligible Employee (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

8.8Off-set. The Company reserves the right to withhold any or all portions of an award or to reduce an award to an Eligible up to an amount equal to any amount the participant owes to the Company, the Partnership or any of its or their affiliates.

8.9Effective Date. This Plan will be effective for the Plan Year commencing on January 1, 2023 and is intended to replace and render null and void the Energy Transfer LP Annual Bonus Plan effective with Plan Year 2023.

Annual Bonus Plan

EXHIBIT A

OPERATIONAL SAFETY STANDARDS

1.Satisfactory completion of all required safety training and instruction

2.Attendance at all required safety meetings

3.Avoidance of preventable vehicle incidents

4.Management discretion of overall compliance and understanding of safety standards and requirements for operation
Annual Bonus Plan